United States
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 24, 2004

CINGULAR WIRELESS LLC

(Exact name of registrant as specified in its charter)

Delaware	1-31673	74-2955068

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5565 Glenridge Connector, Atlanta, Georgia 30342

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (404) 236-4000

Not Applicable

(Former name or former address, if changed since last report)

     Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.05. COSTS ASSOCIATED WITH EXIT OR DISPOSAL ACTIVITIES

On September 24, 2004, Cingular Wireless Corporation, the manager of Cingular Wireless LLC (the “Company”), approved, and the Company executed, an agreement to sell the Company’s Cingular Interactive, L.P. (“Cingular Interactive”) entity to newly formed affiliates of Cerberus Capital Management, L.P. (“Cerberus”). Cingular Interactive is the leading provider of wireless corporate e-mail and messaging solutions using Mobitex packet data technology. The Mobitex network covers 93 percent of the United States business population in 492 metropolitan statistical areas and 130 airports, and has been in commercial operation for over 10 years. Under the terms of the agreement, the Company will sell Cingular Interactive’s Mobitex network, customer service operations, information technology systems and most of Cingular Interactive’s customers. The Company will retain Cingular Interactive’s direct e-mail customers, as well as several other major accounts. The Company will also continue to offer Mobitex data products as a reseller of Cerberus services. Closing of the transaction is subject to regulatory approval and certain other customary conditions and is expected to occur in the fourth quarter of 2004.

In connection with its agreement to sell Cingular Interactive, the Company evaluated the recoverability of the Cingular Interactive long-lived asset carrying values, including property, plant and equipment and Federal Communications Commission licenses. Based on the results of the recoverability test, the Company adjusted the carrying values of the Cingular Interactive long-lived assets to their fair value in September 2004, resulting in a loss of approximately $30 million. Fair value was determined using the agreed upon sale price for the Cingular Interactive assets, less costs to sell.

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SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CINGULAR WIRELESS LLC

Date: September 30, 2004	By:	/s/ Peter A. Ritcher Peter A. Ritcher Chief Financial Officer (Principal Financial Officer)

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